Exhibit 5.2

One Bunhill Row London EC1Y 8YY T +44 (0)20 7600 1200 F +44 (0)20 7090 5000

30 April 2024

Your reference
Prudential plc
13th Floor, One International Financial Centre	Our reference
1 Harbour View Street	KXZH/MVS
Central, Hong Kong	Direct line
+44 (0)20 7090 3173
Prudential Funding (Asia) plc
1 Angel Court
London EC2R 7AG
United Kingdom

Dear Sirs,

Prudential plc (“Prudential”) and Prudential Funding (Asia) plc (“PFAP”)
(Prudential and PFAP together referred as the Opinion Parties, each an “Opinion Party”)
Shelf Registration Statement on Form F-3

1.	We have acted as English legal advisers to the Opinion Parties. This opinion as to English law as at today’s date is addressed to you in connection with a registration statement on Form F-3, to be filed on 30 April 2024 with the United States Securities and Exchange Commission (the “Commission”) by the Opinion Parties under the United States Securities Act 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (the “Registration Statement”) and which relates, inter alia, to the offer and sale from time to time, together or separately and in one or more series, of (i) senior debt securities of Prudential (the “Prudential Senior Debt Securities”), (ii) subordinated debt securities of Prudential (the “Prudential Subordinated Debt Securities”), (iii) senior debt securities of PFAP which are fully and unconditionally guaranteed (the “Senior Guarantees”) by Prudential (the “PFAP Senior Debt Securities”), and (iv) subordinated debt securities of PFAP which are fully and unconditionally guaranteed (the “Subordinated Guarantees” and, together with the Senior Guarantees, the “Guarantees”) by Prudential (the “PFAP Subordinated Debt Securities” and, together with the Prudential Senior Debt Securities, the Prudential Subordinated Debt Securities and the PFAP Senior Debt Securities, the “Debt Securities”) by the Opinion Parties (as applicable).

2.	We note that (i) Prudential Senior Debt Securities would be issued under the Prudential Senior Indenture (as defined below), (ii) Prudential Subordinated Debt Securities would be issued under the Prudential Subordinated Indenture (as defined below), (iii) PFAP Senior Debt Securities would be issued under the 2020 PFAP Senior Indenture or 2024 PFAP Senior Indenture (in each case as defined below) and (iv) PFAP Subordinated Debt Securities would be issued under the PFAP Subordinated Indenture (as defined below), in each case as supplemented from time to time.

SJ Cooke PP Chappatte DL Finkler SP Hall SR Galbraith JAD Marks DJO Schaffer DR Johnson RA Swallow CS Cameron BJ-PF Louveaux E Michael RR Ogle HL Davies	JC Putnis RA Sumroy JC Cotton RJ Turnill CNR Jeffs SR Nicholls MJ Tobin DG Watkins BKP Yu EC Brown J Edwarde AD Jolly JS Nevin JA Papanichola	RA Byk GA Miles GE O'Keefe MD Zerdin RL Cousin IAM Taylor DA Ives MC Lane LMC Chung RJ Smith MD’AS Corbett PIR Dickson IS Johnson RM Jones	EJ Fife JP Stacey LJ Wright JP Clark WHJ Ellison AM Lyle-Smythe A Nassiri DE Robertson TA Vickers RA Innes CP McGaffin CL Phillips SVK Wokes NSA Bonsall	RCT Jeens V MacDuff PL Mudie DM Taylor RJ Todd WJ Turtle OJ Wicker DJO Blaikie CVK Boney F de Falco SNL Hughes PR Linnard KA O’Connell N Yeung	CJCN Choi NM Pacheco CL Sanger HE Ware HJ Bacon TR Blanchard NL Cook AJ Dustan HEB Hecht CL Jackson OR Moir S Shah G Kamalanathan JE Cook	CA Cooke LJ Houston CW McGarel-Groves PD Wickham RR Hilton KM Howes CR Osborne MJ Sandler CM Sharpe JM Slade WCW Brennand DJG Hay TG Newey LJE Nsoatabe	PJC O’Malley SE Osprey DA Shone S Sriram HK Sumanasuriya SC Tysoe	Authorised and regulated by the Solicitors Regulation Authority Firm SRA number 55388

Documents Examined

3.	For the purposes of this opinion, we have examined copies of the following documents:

(a)	the form of senior indenture in respect of Prudential (as issuer), filed as exhibit 4.1 to the Registration Statement (the “Prudential Senior Indenture”);

(b)	the form of subordinated indenture in respect of Prudential (as issuer), filed as exhibit 4.2 to the Registration Statement (the “Prudential Subordinated Indenture”);

(c)	the senior indenture dated 30 April 2024, between PFAP (as issuer), Prudential (as guarantor) and Citibank, N.A. (as senior trustee) (the “2024 PFAP Senior Indenture”);

(d)	the senior indenture dated 14 April 2020, between PFAP (as issuer), Prudential (as guarantor) and Citibank, N.A. (as senior trustee), as amended and supplemented on 14 April 2020, 24 March 2022 and 2 March 2023 (the “2020 PFAP Senior Indenture”);

(e)	the subordinated indenture dated 30 April 2024, between PFAP (as issuer), Prudential (as guarantor) and Citibank, N.A. (as subordinated trustee) (the “PFAP Subordinated Indenture”);

(the Indentures described in (a) - (e) above are referred to in this opinion as the “Indentures” and the Indentures described in (c) - (e) above are referred to in this opinion as the “Executed Indentures”);

(f)	a certificate dated 30 April 2024 of Simon Rich, a director of PFAP, (the “PFAP Director’s Certificate”) having annexed thereto, inter alia:

(i)	a copy of the Memorandum and Articles of Association of PFAP and the certificate of incorporation of PFAP, certified as a true, complete and up to date copy; and

(ii)	a copy of the minutes of a meeting of the Board of Directors of PFAP held on 25 April 2024 certified as a true and up to date copy;

(g)	a certificate dated 30 April 2024 of Simon Rich, an attorney of Prudential, (the “Prudential Attorney’s Certificate”) having annexed thereto, inter alia:

(i)	a copy of the Memorandum and Articles of Association of Prudential, the certificates of incorporation, of incorporation on change of name and of re-registration as a public company, of Prudential, certified as a true, complete and up to date copy;

(ii)	a copy of the extract of the minutes of a meeting of the Board of Directors of Prudential held on 23 April 2024 and a copy of the extract of the minutes of a meeting of the Board of Directors of Prudential held on 5 December 2023, each certified as a true and up to date copy;

(iii)	a copy of the power of attorney of Prudential in relation to Simon Rich dated 14 December 2023, certified as a true and up to date copy; and

(iv)	a certificate of approval dated 25 April 2024 of Simon Rich, an attorney of Prudential, of, inter alia, the proposed renewal, update of and/or amendment to the Registration Statement, certified as a true and up to date copy;

(h)	the certificate of incumbency of PFAP, dated 30 April 2024, signed by Rebecca Wyatt (as director), confirming that Simon Rich is an authorised individual who can act on behalf of PFAP in relation to the Indentures;

(i)	the certificate of incumbency of Prudential, dated 30 April 2024, signed by Thomas Clarkson (as company secretary), confirming that Simon Rich is an authorised individual who can act on behalf of PFAP in relation to the Indentures;

(j)	a certificate dated 14 April 2020 of Thomas Clarkson, the company secretary of Prudential (the “2020 Secretary’s Certificate”) having annexed thereto documents including a copy of an extract of the resolutions of the Board of Directors of Prudential dated 9 March 2020 and the resolutions of a committee of the Board of Directors dated 3 April 2020, each certified as a true and up to date copy as at the date of the Secretary’s Certificate; and

(k)	a certificate dated 10 August 2020 of Mark FitzPatrick, a director (at the time) of Prudential, (the “2020 Director’s Certificate”) having annexed thereto, inter alia:

(i)	a copy of the minutes of a meeting of the Board of Directors of Prudential held on 23 July 2020 and a copy of the minutes of a meeting of a committee of the Board of Directors of Prudential held on 10 August 2020, each certified as a true and up to date copy; and

(ii)	a copy of the power of attorney of Prudential dated 10 August 2020, certified as a true and up to date copy,

(the 2020 Secretary’s Certificate and the 2020 Director’s Certificate (in each case with all of the documents annexed thereto) together referred to as the “2020 Approvals”).

4.	This opinion sets out our opinion on certain matters of English law as at today’s date and the opinion set out herein is based on English law in force and applied by English courts as at the date of this opinion.

5.	We have not made any investigation of, and do not express any opinion on, the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws, in particular the laws of the State of New York and of the United States of America.

6.	Expressions defined in the Indentures shall have the same meanings when used in this opinion.

Assumptions

7.	We have assumed:

(a)	the conformity to original documents of all copy (including electronic copy) documents examined by us;

(b)	each of the Indentures have been or will be, as the case may be, duly executed and unconditionally delivered by each party thereto (other than the Opinion Parties);

(c)	that all signatures on the executed documents which, or copies of which, we have examined are genuine;

(d)	any signature on the Indentures which requires attestation has been or will be, as the case may be, genuinely attested, in the physical presence of the signatory, by the person identified as the witness in the relevant Indenture;

(e)	the capacity, power and authority of each of the parties (other than the Opinion Parties) to execute, deliver and perform its obligations under each of the Indentures;

(f)	the accuracy and completeness of all statements made in the respective:

(i)	2020 Approvals;

(ii)	PFAP Director’s Certificate; and

(iii)	Prudential Attorney’s Certificate,

and the documents referred to therein and that such certificates and statements remain true, accurate and complete as at the date of this opinion and as at each date on which Debt Securities are, from time to time, issued;

(g)	that the copy (including electronic copy) documents examined by us are complete and accurate as at today’s date and conform to the originals;

(h)	that the copy of the Memorandum and Articles of Association of each Opinion Party examined by us are complete and up to date and would, if issued today, comply, with respect to the Articles of Association, with section 36 of the Companies Act 2006;

(i)	that the directors of the Opinion Parties have complied with their duties as directors insofar as relevant to this opinion letter;

(j)	that no law of any jurisdiction outside England and Wales would prohibit or otherwise render the execution or delivery, issue or performance by any party of the terms of the Indentures, the Debt Securities or the Guarantees illegal or ineffective and that, insofar as any obligation under any Indenture is performed in, or is otherwise subject to, any jurisdiction other than England and Wales, its performance will not be illegal, ineffective or prohibited by virtue of the law of that jurisdiction or contrary to public policy in that jurisdiction;

(k)	that the Debt Securities will, upon issue, be duly executed and unconditionally delivered by the parties thereto and will be authenticated in accordance with the provisions of the relevant Indenture and the Debt Securities will not be inconsistent with any applicable prospectus supplement or any resolutions of:

(i)	the Board of Directors of Prudential (or of any committee of the Board of Directors of Prudential) passed subsequent to the date hereof; and/or

(ii)	the Board of Directors of PFAP (or of any committee of the Board of Directors of PFAP) passed subsequent to the date hereof;

(l)	the 2020 Approvals and any other approvals passed by the Opinion Parties in relation to the 2020 PFAP Senior Indenture:

(i)	are a true record of the proceedings described therein of duly convened, constituted and quorate meetings of the Boards of Directors of the Opinion Parties and that the relevant meetings were duly held; and

(ii)	that such resolutions passed and authorisations given at those meetings or such other time and/or certificates have not subsequently been amended, revoked, rescinded or superseded;

(m)	that (a) the information disclosed by our searches at the Registrar of Companies on 30 April 2024 and a GlobalX search of the Central Registry of Winding-up Petitions on 30 April 2024 in respect of the Opinion Parties (together the “Searches”), was then complete, up to date and accurate as at the date each was conducted and has not since then been altered or added to, and (b) those Searches did not fail to disclose any information relevant for the purposes of this opinion;

(n)	that, as at the date of this opinion and on each date on which Debt Securities are issued,

(i)	no proposal for a voluntary arrangement has been made or moratorium obtained, in relation to either Opinion Party under Part I or Part A1 of the Insolvency Act 1986 (as amended),

(ii)	neither of the Opinion Parties have given any notice in relation to or passed any winding-up resolution,

(iii)	no application or filing has been made or petition presented to a court, and no order has been made by a court, for the winding-up or administration of, or commencement of a moratorium in relation to, an Opinion Party, and no step has been taken to strike off or dissolve either of them,

(iv)	no liquidator, administrator, monitor, nominee, supervisor, receiver, administrative receiver, trustee in bankruptcy or similar officer has been appointed in relation to either of the Opinion Parties or any of their respective assets or revenues, and no notice has been given or filed in relation to the appointment of such an officer, and

(v)	no insolvency proceedings or analogous procedures have been commenced in any jurisdiction outside England and Wales in relation to either of the Opinion Parties or any of their assets or revenues;

(o)	that no amendment has been, or will be, made to any of the Indentures or to the Registration Statement as filed on the date hereof;

(p)	that (except so far as permitted by section 21 of the FSMA or applicable regulations or rules made under the FSMA) no agreement to engage in investment activity (within the meaning of section 21(8) of the FSMA) in connection with any of the Debt Securities has been or will be entered into in consequence of an unlawful communication (within the meaning of section 30 of the FSMA);

(q)	that none of the Debt Securities will be offered or sold to persons in the United Kingdom except in circumstances that will not result in an offer to the public in the United Kingdom contrary to section 85(1) of the FSMA;

(r)	the requirements of the FSMA and any rules made under it which apply to the transaction have been and will be duly complied with and any action required for the purposes of compliance has been and will be duly taken;

(s)	no issuance of any Debt Securities will cause any limit on borrowings or guarantees, to which either of the Opinion Parties are subject, to be exceeded;

(t)	the giving of the Guarantees does not cause any limit on borrowings or guarantees, to which Prudential is subject, to be exceeded;

(u)	that any party to the Indentures which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with all the requirements of such regulatory authority in connection with the issue, offer and sale of the Debt Securities and the Guarantees;

(v)	that the Indentures and the Debt Securities and the Guarantees (when executed, authenticated and delivered in accordance with the Indentures) constitute, and will constitute, (as the case may be) valid, legally binding and enforceable obligations of the parties thereto under the laws of the State of New York and that the Indentures and the Debt Securities and the Guarantees have the same meaning and effect as they would have if they were governed by English law;

(w)	that the Indentures have been or, as the case may be, will be executed by the persons authorised in the board minutes, certificate of approval or power of attorney referred to above in subparagraphs 3(f)(ii) and 3(g)(ii) to 3(g)(iv) above, and:

(i)	that such minutes are a true record of the proceedings described therein of duly convened, constituted and quorate meetings of the Boards of Directors of the Opinion Parties and that the relevant meetings were duly held; and

(ii)	that such resolutions passed and authorisations given at those meetings and/or certificates have not subsequently been amended, revoked, rescinded or superseded;

(x)	that the choice of:

(i)	English law to govern the Relevant Provision (as defined below); and

(ii)	the law of the State of New York to govern the Indentures except for the Relevant Provision (as defined below),

was freely made in good faith by the respective parties and there is no reason for avoiding such choice on the grounds of public policy;

(y)	that the performance of each obligation under the Indentures:

(i)	is not illegal, ineffective or contrary to public policy in any place outside England and Wales in which that obligation is to be performed;

(ii)	is not contrary to any exchange control regulations of any member of the International Monetary Fund; and

(iii)	is not in conflict with the by-laws of other constitutional documents of any party; and

(z)	that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Indentures under the laws of any jurisdiction other than England and Wales have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction.

8.	Based on and subject to the foregoing, and subject to the reservations set out below and to any matter of fact not disclosed to us, we are of the following opinions:

(a)	Each Opinion Party is a public limited company which has been duly incorporated and is validly existing.

(b)	Each Opinion Party has the capacity and power to execute and deliver the Indentures, the Debt Securities and the Guarantees, and to exercise its respective rights and perform its respective obligations thereunder.

(c)	The Executed Indentures have been duly executed by the Opinion Parties.

(d)	Following the issuance of any:

(i)	Prudential Subordinated Debt Securities pursuant to the Prudential Subordinated Indenture, section 13.01 of the Prudential Subordinated Indenture; and/or

(ii)	PFAP Subordinated Debt Securities pursuant to the PFAP Subordinated Indenture, section 13.01 of the PFAP Subordinated Indenture,

(the “Relevant Provisions”), which is in each case expressed to be governed by and construed in accordance with English law, will constitute a valid, legally binding and enforceable obligation of the Opinion Parties.

(e)	All necessary corporate action has been taken by each Opinion Party to authorise the execution and delivery of the Indentures, and the exercise of its respective rights and performance of its respective obligations thereunder.

9.	Our reservations are as follows:

(a)	The English courts may stay proceedings or decline jurisdiction, notably if concurrent proceedings are being brought elsewhere. In some circumstances they may be obliged to do so, and may decline to issue a restraining order to prevent the commencement or continuation of proceedings threatened or brought in breach of a jurisdiction clause.

(b)	The terms “legally binding” and “enforceable”, as used in this opinion to describe an obligation mean that the obligation is of a type which the English courts enforce. This does not mean that the obligation will necessarily be legally binding and enforceable in all circumstances in accordance with its terms, enforcement being subject to, for example, the discretion of the court to order specific performance or to issue an injunction, the provisions of the Limitation Act 1980, the acceptance of jurisdiction by the English courts, rules of procedure and principles of law and equity of general application.

(c)	Where the parties have agreed to submit to the exclusive jurisdiction of the courts of any place outside England and Wales, we express no opinion as to whether the English courts would accept jurisdiction.

(d)	If an English court assumes jurisdiction:

(i)	it will recognise the validity of and apply the law of the State of New York subject to, and in accordance with, Council Regulation (EC) No. 593/2008 of 17 June 2008 (as it forms part of English law pursuant to the European Union (Withdrawal) Act 2018 (as amended)) on the law applicable to contractual obligations;

(ii)	it would not apply the laws of the State of New York if:

(1)	the laws of the State of New York were not pleaded and proved; or

(2)	to do so would be contrary to English public policy or mandatory rules of English law; or

(3)	to do so would give effect to a foreign penal, revenue or other public law; and

(iii)	it may have regard to the law of the place of performance of any obligation under the Indentures which is to be performed outside England and Wales. It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance.

(e)	There could be circumstances in which (a) restrictions could be implied on the exercise of a discretion or power, or (b) a certificate, determination or the like would not be treated as final.

(f)	Under Regulation (EC) No. 593/2008 of 17 June 2008 (as it forms part of English law pursuant to the European Union (Withdrawal) Act 2018 (as amended)) on the law applicable to contractual obligations, contracting parties may select a law to govern only part of a contract. There is, however, a limit on the ability of the parties to a contract to split the governing law in this way. This limit is often expressed by saying that the parties may only effect such a “dépeçage” where the chosen laws can be reconciled as a matter of logic. If this cannot be done, there is a risk that the parties’ choice of law may be held by an English court to be invalid.

(g)	There is doubt as to the enforceability in England, in original actions or in actions for the enforcement of judgments of United States courts, of liabilities predicated solely upon the Federal or State securities laws of the United States.

(h)	Undertakings and indemnities contained in the Indentures may not be enforceable before an English court insofar as they purport to require payment or reimbursement of the costs of any unsuccessful litigation brought before an English court.

(i)	This opinion is subject to any limitations arising from insolvency, liquidation, administration, moratorium, reorganisation and similar laws and procedures affecting the rights of creditors.

(j)	The exercise of certain of the Opinion Parties’ rights and applicable obligations under the Debt Securities is, as at today’s date, subject to the Opinion Party obtaining the approval of or consent from the Hong Kong Insurance Authority (the “HKIA”) (including in the form of a waiver) and to such other or further conditions as the HKIA may impose from time to time.

(k)	We express no opinion as to whether specific performance or injunctive relief, being equitable remedies, would be available in respect of any obligations of the Opinion Parties.

(l)	Except as specifically provided in paragraph 8 above, we have not been responsible for investigating or verifying the accuracy of the facts, including statements of law, or the reasonableness of any statements of opinion contained in the Registration Statement (including any amendments or supplements thereto, including any prospectus supplement) or whether any material facts have been omitted from it. Accordingly, we express no opinion as to whether the Registration Statement (or any part thereof) contains all the information required to be contained in any of them or whether the persons responsible for the Registration Statement have discharged their obligations in relation to the information contained in or disclosed by the Registration Statement.

(m)	This opinion is subject to any limitations arising from:

(i)	United Nations, European Union or United Kingdom sanctions or other similar measures implemented or effective in the United Kingdom and applicable to any party to the Indentures or any transfers or payments made under the Indentures; and

(ii)	EU Regulation 2271/96 (as it forms part of English law pursuant to the European Union (Withdrawal) Act 2018 (as amended)) protecting against the effects of the extra-territorial application of legislation adopted by a third country (the “Blocking Regulation”) and legislation related to the Blocking Regulation.

(n)	The Searches are not conclusive as to whether or not insolvency proceedings have been commenced in relation to each Opinion Party or any of its assets. For example, information required to be filed with the Registrar of Companies at Companies House or the Central Registry of Winding-up Petitions is not in all cases required to be filed immediately (and may not be filed at all or on time); once filed, the information may not be made publicly available immediately (or at all); information filed with a District Registry or County Court may not, and in the case of administrations will not, become publicly available at the Central Registry; and the Searches may not reveal whether insolvency proceedings or analogous procedures have been commenced in jurisdictions outside England and Wales.

(o)	The validity of subordination arrangements is not definitively established in legislation or case law. The effectiveness of contractual subordination arrangements under English law still relies primarily on the first instance decision in Re Maxwell Communications Corporation PLC No. 2 (1994).

(p)	We have not been asked to, and we do not, express any opinion as to:

(i)	any taxation (including value added tax) which will or may arise in connection with the Indentures or the Debt Securities; or

(ii)	the enforceability of rights which may arise under the Contracts (Rights of Third Parties) Act 1999 in favour of any person who is not a party to the relevant Indenture.

(q)	Except as otherwise stated herein, we have not been asked to, and we do not express any opinion as to taxation (including value added tax) which will or may arise in connection with the Indentures or the Debt Securities.

(r)	Section 13.04 (No Waiver of Subordination Provisions) of the Prudential Subordinated Indenture and the PFAP Subordinated Indenture, in each case, provides that the right of Senior Creditors (as defined in the Prudential Subordinated Indenture and the PFAP Subordinated Indenture, in each case) to enforce subordination as provided in the Prudential Subordinated Indenture and the PFAP Subordinated Indenture will be affected by certain circumstances. We express no opinion as to whether this will be effective.

This letter is to be governed by and construed in accordance with English law. This opinion is being provided to you in connection with the issue, from time to time, of the Debt Securities under the Indentures and may not be reproduced, quoted, summarised or relied upon by any other person or for any other purpose without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the paragraphs under the headings “Limitations on Enforcement of U.S. Laws Against Us, Our Management and Others” and “Legal Opinions” in the prospectus that forms part of the Registration Statement and in any prospectus supplement related thereto without admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

To the extent permitted by applicable law and regulation, you may rely on this opinion only on the condition that your recourse to us in respect of the matters addressed in this opinion is against the firm’s assets only and not against the personal assets of any individual partner. The firm’s assets for this purpose consists of all assets of the firm’s business, including any right of indemnity of the firm or its partners under the firm’s professional indemnity insurance policies, but excluding any right to seek contribution or indemnity from or against any partner of the firm or person working for the firm or similar right.

Yours faithfully,

/s/ Slaughter and May